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                                                                    EXHIBIT 99.1



                       RAYROCK YELLOWKNIFE RESOURCES INC.


                                STOCK OPTION PLAN
                                  (AS AMENDED)

1.      PURPOSE OF THE PLAN

        Rayrock Yellowknife Resources Inc. (the "Corporation") by resolution of 0the Board of Directors (the "Directors") has established this Amended Stock Option Plan (the "Plan") to encourage directors, officers and employees of the Corporation and its subsidiaries and associated companies and other individuals who provide services to the Corporation to promote the financial interest, growth and development of the Corporation by providing them with the opportunity, through options, to acquire a proprietary interest in the Corporation.

2.      ADMINISTRATION

        The Plan shall be administered by the Human Resources Committee (the "Committee") of the Directors of the Corporation.

3.      GRANT OF OPTIONS

        From time to time the Directors, upon the recommendation of the Committee, may grant options to qualified directors, officers and employees of the Corporation, its subsidiaries and associated companies and other individuals who perform services on an ongoing basis, or who have provided, or who are expected to provide services of value to them eligible to purchase subordinate voting shares ("Shares") of the Corporation, and the aggregate number of Shares subject to such options may not exceed the number provided for in clause 4 of the Plan.

4.      SHARES SUBJECT TO OPTION

        Options may be granted under the Plan to purchase an aggregate of up to but not exceeding 1,968,800 authorized but unissued Shares, provided that any and all options which are granted shall be subject to adjustment pursuant to the provisions in clauses 8 or 9 hereof. Shares in respect of which options have been granted but have been terminated or expire and are unexercised are available for subsequent options. However, no one person may be granted options which, in the aggregate, represent more than 5% of the issued and outstanding Shares. For the purposes of this clause 4, reference to any "one person" shall include associates of such person in the event such person is an insider of the Corporation with the result that options will not be granted to any one insider together with such insider's associates representing more than 5% of the aggregate of the issued and outstanding Shares of the Corporation. The terms "associate" and "insiders" shall have the meanings assigned to them in the Securities Act (Ontario), as amended from time to time, except that persons who fall within the definition of "insider" solely by virtue of being a director or senior officer of a subsidiary of the Corporation shall not be considered insiders for the purposes hereof.

5.      OPTION PRICE

        Subject to regulatory approval, the option price under the Plan to any optionee shall be fixed by the Directors, upon the recommendation of the Committee, when the option is granted but shall be not less than the




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price per Share which is equal to the closing price (or if no closing price, the simple average of the bid and ask price) quoted on a recognized Canadian Stock Exchange for the Shares at the close of business on the trading day prior to the date on which the option is granted.

6.      TERM OF OPTION

        The period during which an option is exercisable may not, subject to provisions of the Plan, exceed 10 years from the date the option is granted and may contain provisions limiting the number of Shares which may be exercised in any one year. Each option agreement shall contain provisions to the effect that:

        (a) if an optionee is a director, officer or employee of the Corporation or a subsidiary or associated Corporation and ceases to be employed as such, other than by reason of his death, all unexercised options shall terminate on the earlier of the normal expiry date (which in no event shall be later than 10 years from the date the option was granted) and the last day of the calendar month following the month in which he ceases to be so employed;

        (b) in the event of the death of the optionee who has unexercised options which he is entitled to exercise, the legal representative of the optionee is entitled to exercise the option during the period ending at the end of the sixth calendar month following the calendar month in which the optionee dies (but in no event later than the normal expiry date, which shall not be later than 10 years from the date the option was granted), failing which exercise the options terminate; and

        (c)     each option is personal to the optionee and is not assignable.

7.      EXERCISE OF OPTION

        Subject to the provisions of the Plan, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise, specifying the number of Shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Shares then being purchased.

8.      ADJUSTMENTS

        Appropriate adjustments in the number of Shares optioned and in the option price per Share, both as to options granted or to be granted, may be made by the Directors in their discretion to give effect to adjustments in the number of Shares which result from divisions, consolidations or reclassifications of the Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation. If the Corporation sells all or substantially all of its assets as an entirety or substantially as an entirety, options under the Plan may be exercised, in whole or in part, and at any time up to and including (but not after) a date 30 days following the date of completion of such sale or prior to the close of business on the date the option expires, whichever is earlier.

9.      MERGERS

        If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding options if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated corporation upon the exercise by the optionees of outstanding options a pro-rata number of shares (on the basis of the number of Shares as to which options remain unexercised) at the same aggregate purchase price adjusted according to the increase or decrease in the number of shares involved.



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10.     AMENDMENT OR DISCONTINUANCE OF PLAN

        Subject to regulatory approval, the Directors, upon the advice of the Committee, may amend or discontinue the Plan at any time but, subject to clauses 8 and 9, no such amendment may increase the aggregate maximum number of shares that may be subject to option under the Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years, extend the period during which options may be granted or, without the consent of the optionee, alter or impair any option previously granted to an optionee under the Plan.

11.     EVIDENCE OF OPTIONS

        Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

12.     INTERPRETATION

        The Plan shall be construed according to the laws of the Province of Ontario. The Plan shall also comply with the requirements of The Toronto Stock Exchange (the "Exchange"). In the event of any differences arising between the provisions of the Plan and the requirements of the Exchange, the requirements of the Exchange shall apply.

13.     LIABILITY

        No director, officer or employee of the Corporation or any affiliate or associated company shall be personally liable for any act taken or omitted in good faith in connection with the Plan.

14.     EFFECTIVE DATE

        The Plan shall be effective from April 1, 1995.



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      AMENDMENT TO THE RAYROCK YELLOWKNIFE RESOURCES INC. STOCK OPTION PLAN

             (AS AMENDED BY THE BOARD OF DIRECTORS ON MAY 15, 1998)

The Corporation's Stock Option Plan is hereby amended with effect from May 15, 1998 as follows:

(a) clause 2 "Administration" is hereby amended by adding at the end of the clause the words "or such successor or other Committee of the Board as the Directors by resolution may determine to be appropriate"; and

(b) clause 6(a) "Term of Option" is hereby amended by deleting the concluding words "the last day of the calendar month following the month in which he ceases to be so employed", and replacing them with the words "the date which is the third anniversary of the date on which he ceases to be so employed."